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                                                              EXHIBIT 99.1
For Immediate Release
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                 KEMET NAMES NEW PRESIDENT AND CHIEF OPERATING OFFICER
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GREENVILLE, SOUTH CAROLINA (June 23, 1999) - KEMET Corporation today announced that Charles M. Culbertson II has been named President and Chief Operating Officer of the Company.


Mr. Culbertson, a 1971 graduate of Clemson University with a B.S. in Chemical Engineering, joined Union Carbide (KEMET's former parent company) in 1980 and held various positions of increasing responsibility in tantalum and ceramic process engineering and manufacturing between 1980 and 1989. He was named Plant Manager for KEMET's tantalum surface-mount capacitor manufacturing plant in Mauldin, South Carolina, in September 1989; Vice President for Tantalum Surface-Mount Capacitors in January 1995; and Vice President/General Manager of Tantalum Capacitors in January 1996. Since November 1997, Mr. Culbertson has served as Senior Vice President/General Manager for KEMET's Tantalum Business Unit.

Mr. Culbertson is active in both professional and community organizations, including the American Institute of Chemical Engineers; the American Manufacturing Association; the Chambers of Commerce for Simpsonville, Mauldin, and Greenville; and the Business/Education Partnership Program in both Greenville and Laurens Counties. He also served as Chairman and Member of the Laurens County School Board for eight years. Mr. Culbertson and his wife, the former Dianne Tucker, have two sons: Chad, a graduate of the University of Tennessee, and Tucker, who graduated from Princeton University in May. The family attends Simpsonville United Methodist Church.

"In his many years of service at KEMET, Charles Culbertson has been a major contributor, both individually and as a vital member of our management team, in strengthening our position as the leading manufacturer of tantalum capacitors in the world," said CEO and Chairman David E. Maguire. "We expect his leadership to play an important role in helping to ensure our continuing success."

KEMET Corporation, headquartered in Greenville, South Carolina, is the largest manufacturer of solid tantalum capacitors in the world and the second largest manufacturer of multilayer ceramic capacitors in the United States. KEMET's common stock is listed on The Nasdaq Stock Market's National Market under the symbol KMET. Company information is available via the internet at http://www.kemet.com).

Contact:  Mr. Glenn H. Spears
          Senior Vice President and Secretary
          (864)963-6674